CONTACT:	Kim Detwiler
UNIVEST CORPORATION OF PENNSYLVANIA
Vice President, Director of Corporate Communications
215-721-8396

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA – UNIVEST NATIONAL
BANK AND TRUST CO. – REPORTS FOURTH QUARTER EARNINGS

SOUDERTON, Pa., January 23, 2007 – Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co. of Souderton, Pa., has reported net income of $6,547,000 for the fourth quarter ended December 31, 2007. Basic and diluted earnings per share were $0.51 for the fourth quarter ended December 31, 2007 and 2006, respectively.

For the twelve months ended December 31, 2007, Univest Corporation reported net income of $25,557,000 or $1.98 basic net income per share, compared to $25,377,000 or $1.96 basic net income per share reported for the twelve months ended December 31, 2006. Diluted earnings per share were $1.98 and $1.95 for the twelve months ended December 31, 2007 and 2006, respectively.

On January 2, 2008, Univest Corporation paid a quarterly cash dividend of $0.20 per share. This dividend distribution remains consistent with the fourth quarter 2006.

As of December 31, 2007, assets totaled $1,972,505,000 compared to $1,929,501,000 at December 31, 2006. This is an increase of 2.23%. Total shareholders’ equity increased 7.20% year-over-year with $198,726,000 reported as of December 31, 2007, compared to $185,385,000 as of December 31, 2006.

Following Univest’s stock and overall trends in the industry is convenient for investors and shareholders. Univest’s investor relations link, found on its Web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information.

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UNIVEST CORPORATION OF PENNSYLVANIA
Univest Corporation of Pennsylvania – Univest National Bank –
Reports Fourth Quarter Earnings
Page –2

Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, and Montgomery counties.  Univest National Bank and Trust Co. offers customers 33 financial service centers, 12 retirement financial services centers, and 39 ATM locations throughout the region, and is the parent company of Vanguard Leasing, Inc., a small ticket commercial leasing business;  Univest Insurance, Inc., an independent insurance agency headquartered in Lansdale, Pa. which serves commercial and personal customers, and has two divisions in Chester County – Donald K. Martin & Co. and B.G. Balmer & Co; and  Univest Investments, Inc. a full-service broker-dealer and investment advisory firm, which offers a wide range of investment products and services.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

Univest Corporation of Pennsylvania
Financial Summary Highlights
(Unaudited)
($ in thousands, except per share data)

	For the Three Months Ended,

	December 31, 2007	December 31, 2006	% CHANGE

Net interest income	$15,530	$15,321	1.36%

Provision for loan and lease losses	$433	$621	-30.27%

Net interest income after provision for loan and lease losses	$15,097	$14,700	2.70%

Net income	$6,547	$6,611	-0.97%

Net income per share:

Basic	$0.51	$0.51	0.00%

Diluted	$0.51	$0.51	0.00%

Dividends per share	$0.20	$0.20	0.00%

	For the Twelve Months Ended,

	December 31, 2007	December 31, 2006	% CHANGE

Net interest income	$62,406	$61,515	1.45%

Provision for loan and lease losses	$2,166	$2,215	-2.21%

Net interest income after provision for loan and lease losses	$60,240	$59,300	1.59%

Net income	$25,557	$25,377	0.71%

Net income per share:

Basic	$1.98	$1.96	1.02%

Diluted	$1.98	$1.95	1.54%

Dividends per share	$0.80	$0.78	2.56%

	December 31, 2007	December 31, 2006	% CHANGE

Total assets	$1,972,505	$1,929,501	2.23%

Total shareholders' equity	$198,726	$185,385	7.20%

Total deposits	$1,532,603	$1,488,545	2.96%

FOR MORE INFORMATION call Kim Detwiler, Vice President Corporate Communications at 215-721-8396.